Exhibit 21

                         SUBSIDIARIES OF THE REGISTRANT


1. Each of The DeWolfe Company, Inc., DeWolfe Relocation Services, Inc., DeWolfe Mortgage Services, Inc., and The DeWolfe Insurance Agency, Inc. are wholly-owned subsidiaries of The DeWolfe Companies, Inc.

2. Referral Associates of New England, Inc. is a wholly-owned subsidiary of DeWolfe Relocation Services, Inc.

3.    Hillshire House, Inc. is a wholly-owned subsidiary of The DeWolfe Company,
      Inc.

4. Real Estate Referral, Inc. is a wholly-owned subsidiary of Hillshire House, Inc.

5.    J.W.  Riker   Northern  Rhode  Island,   Inc.  is  a  wholly-owned
      subsidiary of The DeWolfe Company, Inc.